EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in E'town Corporation's Registration Statement Nos. 333-69549 and 333-65951 on Forms S-3 and Nos. 33-49812, 33-44210, 33-19600 and 333-56819 on Forms S-8 of our reports dated
February 24, 1999 and to the incorporation by reference in Elizabethtown Water Company's Registration Statement Nos. 33-68579 and 33-51917 on Forms S-3 of our report dated February 24, 1999, appearing in or incorporated by reference in this Annual Report on Form 10-K of E'town Corporation and Elizabethtown Water Company for the year ended December 31, 1998.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 30, 1999